SCHEDULE I

Underwriting Agreement dated March 9, 2004

Registration Statement No. 333-111452

Representatives:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

and

Banc of America Securities LLC

9 West 57th Street – 6th Floor

New York, NY 10019

Title, Purchase Price and Description of Securities:

Title: Common Stock, Par Value $1.00 (CUSIP: 165159104)

Number of Shares to be sold by the Company: 3,650,000

Price to Public per Share (include accrued dividends, if any): $24.00

Price to Public—total: $87,600,000.00

Underwriting Discount per Share: $1.20

Underwriting Discount—total: $4,380,000.00

Proceeds to Company per Share: $22.80

Proceeds to Company—total: $83,220,000.00

Other provisions: Option to purchase 547,500 additional shares of common stock to cover over-allotments

Closing Date, Time and Location:	March 15, 2004 at 10:00 a.m. at Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022

Type of Offering: Shelf Registration Common Stock Take-Down

Date referred to in Section 5(f) after which the Company may offer or sell securities issued or guaranteed by the Company without the consent of the Representative(s):

June 7, 2004

SCHEDULE II

Underwriters	Number of Underwritten Securities to be Purchased
Citigroup Global Markets Inc.	1,733,750
Banc of America Securities LLC	1,368,750
SunTrust Capital Markets, Inc.	365,000
HSBC Securities (USA) Inc.	182,500

Total	3,650,000

[Form of Lock-Up Agreement]	EXHIBIT A

[Letterhead of officer or director of

Chesapeake Corporation]

Chesapeake Corporation

Public Offering of Common Stock

March 9, 2004

Citigroup Global Markets Inc.

Banc of America Securities LLC

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388	Greenwich Street
New	York, New York 10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between Chesapeake Corporation, a Virginia corporation (the “Company”), and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $1.00 par value (the “Common Stock”), of the Company.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of the Underwriting Agreement, other than shares of Common Stock disposed of as bona fide gifts; provided, however, the donee of any such bona fide gift agrees to execute and be subject to the terms of this letter[; provided, further that the undersigned shall be permitted to effect “cashless exercises” of stock options that will expire during the term of this letter granted under the Company’s Non-Employee Director Stock Option Plan duly adopted by the Company in October 1992 for the Company’s common stock (not to exceed 500 underlying shares in the aggregate, it being understood that such shares, and only such shares, are not subject to the terms of this letter)].1

[1]	This proviso only applies to the following directors who have options expected to expire during the lockup period: Rosenblum, Royal, Tilghman, Viviano and Warner.

2

If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

Yours very truly,

[Signature of officer, director or donee]

[Name and address of officer, director or donee]

3